SMARTEC HOLDINGS INC.
3702 South Virginia Street, Suite #G12 - 401
Reno, Nevada 89502
USA

January 10, 2008

INDIGOLEAF ASSOCIATES LTD.
c/o Dr. Eli Orr
23 Greenhill Road
Leicester LE2 3DN
England

DR. AMNON GONENNE
c/o Dror Zichroni
14 Metsada Street
Tel Aviv 64582
Israel

Dear Sirs:

RE:      Intellectual Property Sale and Issuance of Shares

This letter sets out the agreement (this "Agreement") reached among Smartec Holdings Inc. ("Pubco"), a company traded on the NASDAQ Over-the-Counter Market (the "Market"), Indigoleaf Associates Ltd. (the "Vendor") and Dr. Amnon Gonenne (the "Executive"), regarding the transfer and sale by the Vendor of all of its interest and rights to a proprietary technology (the "Technology") for the rapid and efficient generation of monoclonal antibodies (the "Mabs") against desired antigens, such as cancer markers, including, but not limited to, the know-how, secrets, inventions, practices, methods, knowledge and data owned by the Vendor and related thereto, as described on Schedule "A" hereto (the "Intellectual Property Assets") to Pubco, upon the terms and conditions set forth herein.

Part 1: Acquisition

1.

The Vendor agrees to sell and transfer to Pubco at the Closing (as defined below) all the Intellectual Property Assets free and clear of all liens, charges, claims or other encumbrances, on the terms and subject to the conditions set out in this Agreement (the "Sale Transactions").

2.	At the Closing, in full and final consideration of the transfer of the Intellectual Property Assets to Pubco, Pubco shall issue to the Vendor 25,638,400 common shares in the capital of Pubco (the "Vendor Shares"), which shares shall be issued as fully-paid and non-assessable.

3.

At the Closing, in consideration of the services (the "Executive Services") to be provided by the Executive, to Pubco after the Closing (as provided in the employment agreement (the "CEO Employment Agreement") to be entered into by Pubco and the Executive), Pubco shall issue to the Executive 6,409,600 common shares in the capital of Pubco (the "Executive Shares"; the Executive Shares and the Vendor Shares collectively, the "Transaction Shares"), which shares when issued shall be issued as fully-paid and non- assessable. Notwithstanding the foregoing, the Executive agrees and acknowledges that its entitlement and title to 75% of the Executive Shares (i.e. 4,807,200 shares; the "Vesting Shares"), which shares shall be held in escrow by the Escrow Agent (as defined below), shall be earned in three 6-month intervals (each an "Interval") from the Closing (i.e. 1,602,400 shares at the end of each Interval) and the Executive shall only be entitled to the aggregate amount of the Vesting Shares if he continues to be retained by Pubco to provide the Executive Services for a continuous period of 18 months from the Closing (the "Employment Term"). For further certainty, and without limiting the generality of the foregoing, if the CEO Employment Agreement is terminated before the end of the Employment Term, then the number of Vesting Shares that the Executive shall be entitled to, shall be a pro rata amount, calculated as a percentage of the completed amount of the Employment Term from the Closing to the end of the most recently completed Interval. Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that, in the event that any of the Vesting Shares shall not be vested to the Executive pursuant to the terms hereof, the Escrow Agent is hereby authorized and directed to deliver such shares to the registrar and transfer agent of Pubco for cancellation and return to treasury.

Notwithstanding the foregoing, if, prior to the 18-month anniversary of the Closing: (a) Pubco terminates the services of the Executive without "cause" (defined as: (i) the continued failure by the Executive to substantially perform his duties according to the terms of the CEO Employment Agreement (other than any such failure resulting from the disability (as defined below) of the Executive) after Pubco shall have given the Executive reasonable notice in writing of such failure and a reasonable opportunity, of not less than 30 days, to correct same, (ii) the conviction of the Executive for embezzlement, theft, fraud or other criminal offence, (iii) the breach by the Executive of a fiduciary duty owed to Pubco, or (iv) the breach by the Executive of any confidentiality or non-competition agreement of undertaking of the Executive; or (b) in the event of a "change of control" of Pubco (defined as the amalgamation, arrangement, merger, consolidation or other combination of Pubco with another entity pursuant to which the shareholders of Pubco immediately before such amalgamation, agreement, merger, consolidation or other combination do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all common shares in the capital of the successor or continuing entity immediately thereafter), then all the Vesting Shares not yet vested shall vest immediately. Furthermore, and notwithstanding the foregoing, if, prior to the 18-month anniversary of the Closing, the Executive is unable to provide the Executive Services, by reason of his death or "disability" (defined as the inability of the Executive to perform the material and substantial duties in respect of the Executive Services on a full-time basis for a period of four consecutive weeks during the

Employment Term), then the number of Vesting Shares that would have vested at the next proceeding Interval shall vest immediately.

Part 2: Share Capital

4.

The Transaction Shares shall in aggregate represent 54% of the fully diluted capital stock of Pubco immediately following the Closing, (but expressly excluding the common shares issuable upon the exercise of the warrants to be issued in connection with the Financing (as defined below).

5.

Prior to the Closing, Pubco shall effect a 20-for-1 forward split of its authorized and issued and outstanding common shares (the "Forward Split"), such that the fully diluted capitalization of Pubco after: (a) the Forward Split; (b) issuance of the Transaction Shares; and (b) the issuance of units (consisting of one common share in the capital of Pubco and two warrants, each exercisable for one common share in the capital of Pubco) in connection with the Financing shall be as follows:

Shareholder	No. of Shares
Vendor	25,638,400
Executive	6,409,600
Investors Financing - Shares	1,300,000
Investors Financing - Warrants	2,600,000
Existing Shareholders	27,000,000
Total Fully Diluted	62,948,000

6.

Each of the Vendor and the Executive acknowledges that the Transaction Shares shall be restricted as to sale under United States securities laws and rules, and shall carry a restrictive legend indicating such restrictions. Additionally, each of the Vendor and the Executive agrees not to sell, pledge or option any Transaction Shares for a period of two years from the Closing; provided, however, that this limitation shall expire upon and shall not apply to, an event of a "change of control" of Pubco (as defined above) (the "No Sale Limitation").

7.

All share certificates for the Vendor Shares shall be issued in the name of Vendor and all share certificates for the Executive Shares shall be issued in the name of the Executive. Notwithstanding any other provision hereof, share certificates representing the aggregate amount of both the Vendor Shares and the Executive Shares shall be held in escrow pursuant to the provisions of Part 3 hereof by a mutually agreed third party escrow agent (the "Escrow Agent").

Part 3: Escrow

8.

To ensure compliance with the No Sale Limitation and the vesting requirements under Section 3 hereof, all of the Transaction Shares shall be held in escrow by the Escrow Agent pursuant to the terms hereof for a period of two years from the Closing (the "No Sale Escrow Period"), and may not be sold, pledged or optioned during that period. Subject to Section 9 hereof, upon the expiration of the No Sale Escrow Period, the Escrow Agreement shall release the share certificates representing all the Executive

Shares (then in escrow and vested) to the Executive and 30% of the Vendor Shares to the Vendor without the need for Pubco’s prior consent.

9.

Notwithstanding any other provision hereof, with respect to the Vendor Shares, to secure the IP Representations (as defined below) of the Vendor, 70% of the Vendor Shares (the "IP Escrow Shares") shall be held in escrow by the Escrow Agent pursuant to the terms hereof for a period of three years from the Closing (the "IP Escrow Period"). For further clarity, upon the second anniversary of the Closing, subject to Section 3 hereof, all the Executive Shares and 30% of the Vendor Shares shall be released by the Escrow Agent to the Executive and the Vendor, respectively, regardless of any claim on the IP Representations, and the remaining Vendor Shares shall be released in accordance with the escrow provisions set out below.

10.

Each of Pubco and the Vendor agrees and acknowledges that the IP Escrow Shares held by the Escrow Agent may not be sold, pledged or optioned during the IP Escrow Period and are to be held in escrow for the sole and exclusive security of Pubco in respect of any breach of the IP Representations. For further certainty, each of Pubco and the Vendor agrees and acknowledges that other than a claim in respect of the IP Escrow Shares as set out below, Pubco shall have no demand, right, cause of action or remedy against the Vendor or its permitted transferees, including its shareholders, beneficial owners, directors or other affiliates or their assets for the breach of any of the Vendor's representations or warranties contained herein Agreement or in any of the closing documents delivered by the Vendor in respect of the Sale Transactions.

11.

While held in escrow, the Vendor and the Executive shall have voting rights for their Transaction Shares (but expressly including the Vesting Shares, even if not yet vested), and distributions of stock of Pubco made in respect to their respective Transaction Shares shall be distributed to the Escrow Agent to be held pursuant to the same terms and conditions the Escrow Agent holds the Transaction Shares on account of the Vendor and the Executive, respectively. All other distributions made in respect to Transaction Shares shall be distributed directly to the Vendor and the Executive, for their own account.

12.

During the IP Escrow Period, if any third party files a claim against Pubco, or threatens in writing to sue Pubco (a "Third Party Claim"), alleging facts that evidence a breach of the IP Representations of the Vendor, Pubco shall be entitled to make a claim against the IP Escrow Shares, and recover damages from such Shares, as follows:

(a)

Promptly after becoming aware of a Third Party Claim, and prior to expiration of the IP Escrow Period, Pubco shall notify the Vendor and/or Vendor shall notify Pubco and the Escrow Agent, in writing (an "Escrow Claim Notice"), specifying in reasonable detail the alleged breach of the IP Representations and the anticipated amount of damages resulting from such alleged breach plus anticipated reasonable costs of defence of such claim (the "Claimed Amount");

(b)

If the Vendor does not, within 20 business days after receipt of an Escrow Claim Notice (the "Contest Period") contest such Escrow Claim Notice by notice in writing (the "Contention") to the Escrow Agent with a copy to Pubco, then within five business days thereafter, the Escrow Agent shall transfer to Pubco such number of IP Escrow Shares EQUAL TO: TWICE the Claimed Amount

DIVIDED by the average closing share price of the common shares of Pubco, as quoted on the Market or other exchange on which such shares are traded during the period of consecutive 21 trading days preceding the day of the delivery of the Escrow Notice (the "Average Price");

(c)

If the Vendor delivers to the Escrow Agent the Contention within the Contest Period, the Escrow Agent shall hold such number of IP Escrow Shares EQUAL TO: the Claimed Amount DIVIDED by the Average Price, and shall release such number of IP Escrow Shares (to the Vendor or Pubco, as applicable) only pursuant to either: (i) a written notice signed by both Pubco and the Vendor (the "Resolution Notice"); or (ii) a final arbitration award, issued in accordance with the arbitration provisions below and instructing the Escrow Agent how to release such shares (an "Award Notice"). Within five business days after receipt of such Resolution Notice or Award Notice, as applicable, the Escrow Agent shall release to Pubco and/or Vendor the IP Escrow Shares held back by the Escrow Agent, as instructed;

(d)

Within three business days after the expiration of the IP Escrow Period, the Escrow Agent shall release to the Vendor all IP Escrow Shares then held by the Escrow Agent. Notwithstanding the foregoing, in the event that certain IP Escrow Shares are subject at such time to a pending but unresolved IP Escrow Notice, as set forth in Section 12(c) hereof, and the Claimed Amount is quantified (as a specified dollar amount), then such number IP Escrow Shares as EQUALS twice the number that would result from the calculation as set out in Section 12(b) hereof (provided, however, that the determination of the average trading price shall commence at least three days after disclosure to the public of the pending claim) shall continue to be held in escrow until receipt by the Escrow Agent of a Resolution Notice or an Award Notice with respect thereto, as detailed in Section 12(c) hereof. If the Claimed Amount is not quantified, then all the IP Escrow Shares shall continue to be held in escrow until resolution as set forth in Section 12(c) hereof;

(e)

Notwithstanding anything to the contrary herein: (i) no Escrow Claim Notice shall be given if the Claimed Amount (in aggregate with previous claims) does not exceed $20,000; and (ii) the recourse of Pubco to the IP Escrow Shares shall be its sole and exclusive remedy against the Vendor or the Executive in connection with this Agreement; and

(f)

Further, Pubco shall allow Vendor to conduct and control the defence of any Third Party Claim, including the disposition of such Claim (including all decisions relative to litigation, appeal, and settlement), with attorneys of Vendor's choice. Pubco shall cooperate fully with the Vendor in such defence, and shall not admit any fact or liability, discuss or reach a settlement, or take any other action affecting the defence of such Third Party Claim in the absence of Vendor's prior written consent.

Part 4: Financing

13.	Pubco shall arrange a private placement with certain investors (the "Financiers") in the amount of $1,300,000 (the "Financing") of units (at the price of $1.00 per unit) consisting of one common share of Pubco (the "Financing Shares") and two whole warrants (with one warrant entitling the holder to purchase one common share of Pubco at $1.25 per share for a period of one year from the Closing and one warrant entitling the holder to purchase one common share of Pubco at $1.25 per share for a period of two years from the Closing) (the "Financing Warrants").

14.	The Financing funds shall be used for working capital, product development and sales of the antibody markers.

15.

All Financing Warrants (i.e. 2,600,000 warrants) and one-third of the aggregate number of Financing Shares (i.e. 433,333 common shares) shall be issued to and held in escrow by the Escrow Agent pursuant to the provisions of this Part 4, and released to the Financiers or to Pubco, as applicable, based on the provisions hereof (the "Securities Escrow").

16.

Within eight months from the date on which the Company moves into its research facility after the Closing (the "Deadline"), Pubco shall use reasonable efforts to raise an additional amount of $950,000, to be used for development of the Intellectual Property Assets, either through the exercise of the Financing warrants or through an additional financing (the "Additional Financing").

17.	Notwithstanding anything to the contrary herein, the Securities Escrow shall be subject to, and the Financing Warrants shall contain, the following terms:

(a)	The Financing Shares shall be restricted as to sale under United States securities laws and rules, and shall carry a restrictive legend indicating such restrictions.

(b)

If Pubco achieves one of the Milestones (as defined below) prior to the Deadline, then the Financiers, on a pro rata basis, shall exercise warrants for at least $950,000 (i.e., at least 760,000 warrants at $1.25 per common share) within 30 days after receipt of Pubco's written notice that it achieved such a Milestone (but not earlier than 90 days after the Closing). Provided that if the share price of the common shares of Pubco, as quoted on the Market (or other exchange on which the shares are traded) on the date Pubco achieves a Milestone, is less than $1.25 per share, then the directors of Pubco may, in their sole discretion, allow the Financiers to purchase, on a pro rata basis, common shares in the capital of Pubco at the then market price, in the aggregate amount of $950,000 without penalty as provided by Section 17(c) hereof. Each of the following shall be deemed a "Milestone":

(i)	sequencing of the variable region of the novel melanoma Mab and filing a patent for that Mab;

(ii)

creating novel Mabs against breast cancer which react with at least three different breast cancer specimen (tissue or sera) and do not cross react with a negative control (e.g. normal tissue or serum); or

(iii)

creating novel Mabs against colorectal cancer which react with at least three different colorectal cancer specimen (tissue or sera) and do not cross react with a negative control (e.g. normal tissue or serum).

(c)

In the event that a Financier defaults on its commitment to exercise its portion of such warrants per Section 17(b) hereof, then, without limiting the remedies of Pubco for such breach, all of its Financing Warrants held in escrow per Section 15 hereof shall immediately expire, and its Financing Shares held in escrow per Section 15 hereof above shall be immediately transferred to Pubco. With respect to any Financier who exercised warrants as required hereunder, the Escrow Agent shall release to such Financier its shares then held in Escrow.

(d)

In the event that Pubco achieves a Milestone as per Section 17(b) hereof but does not raise the additional $950,000 as per Section 16 hereof, then, in addition to the provisions above, Pubco shall issue an additional 5,000,000 common shares to the Vendor and the Executive in a ratio as determined by them, for no additional consideration, or pro-rata if a lesser amount is raised.

(e)

While in escrow, the Financiers shall have voting rights for the Financing Shares in escrow, and distributions of stock of Pubco made in respect of such shares shall be distributed to the Escrow Agent to be held pursuant to the same terms and conditions the Escrow Agent held the Financiers' Financing Shares. All other distributions made in respect of such Financing Shares shall be distributed directly to the Financiers.

Part 4: Closing and Definitive Agreements

18.

Subject to the conditions set out in this Agreement, the closing of the transactions contemplated herein (the "Closing") shall occur on or before January 30, 2008 or on such other date as the parties may agree, to be held at the City of Vancouver, Canada, at such place and time as the parties may agree. If the Closing does not occur on or prior to such date, neither party shall have any claim against the other, Pubco shall not have an interest in the Intellectual Property Assets and the Vendor and the Executive shall not have a claim to the Transaction Shares.

19.

The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive agreements for the Sale Transactions upon completion of the 15 day due diligence period set out below. The definitive agreements shall contain terms and representations customary for agreements governing the purchase and sale of intellectual property, and representations governing the sale of publicly traded shares from affiliates to third parties, as prepared by commercial legal counsel of good reputation. In the event that any matter is not agreed, this Agreement shall remain in effect and shall govern the terms of the Sale Transactions.

Part 5: Due Diligence

20.

Each of Pubco, the Vendor and the Executive shall each have the right to conduct due diligence on the other parties hereto in connection with the transactions contemplated hereunder. Each of Pubco, the Vendor and the Executive and their respective accountants, legal counsel and other representatives shall have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein. The due diligence period shall terminate 15 days after execution of this letter agreement, provided all relevant documents and information are provided in a timely manner.

Part 6: Closing Conditions

21.	This Agreement and the completion of the transaction contemplated hereby are subject to the following conditions, namely:

	(a)	The Financing being closed, or the funds for the Financing being held in escrow solely pending the Closing;

(b)

The Executive being appointed as Pubco’s Chief Executive Officer, effective on the Closing, on a full time basis, and shall be entitled to an annual base salary in the amount of 120% of the salary of Dr. Eli Orr from time to time, plus such benefits and bonuses as may be set out in the CEO Employment Agreement;

(c)

Dr. Eli Orr, being appointed as Pubco’s Chief Technology Officer, effective on the Closing, on a full time basis, with an annual base salary in the amount of $140,000, plus such benefits and bonuses as may be set out in an employment agreement between Pubco and Dr. Eli Orr (the "CTO Employment Agreement"); provided, however, that the directors of Pubco shall make the necessary adjustments to such base salary as may be necessary to compensate for increases in the cost of living in the jurisdiction where the Company's research facility shall be located;

(d)

The directors of Pubco delivering to Vendor and Executive a certificate, confirming that all of its representations and warranties contained herein and to be contained in the definitive agreements described above shall be true and correct at the Closing;

(e)

The Vendor delivering to Pubco a certificate, confirming that all of his representations and warranties contained herein and to be contained in the definitive agreements described above shall be true and correct at the Closing;

	(f)	Each of Pubco, the Vendor and the Executive having completed their due diligence review pursuant to Section 20 hereof, in its sole and absolute discretion;

	(g)	One nominee of each of the Vendor and the Executive being appointed, effective on the Closing, to the board of directors of Pubco, and such directors constituting a majority of the board of directors;

(h)

Pubco having delivered to the Vendor and the Executive a legal opinion of its counsel, in a form acceptable to the Vendor and the Executive, as to, among other things, the valid issuance of the Transaction Shares;

(i)

The Vendor having delivered to Pubco a legal opinion of its counsel, in form and substance acceptable to Pubco, as to, among other things: (i) the due incorporation and existence of the Vendor; and (ii) the due performance by the Vendor of all corporate action required by the Vendor to bind itself under the agreements contemplating the due and absolute transfer of the Intellectual Property from the Vendor to Pubco;

(j)	Pubco and the Executive having entered into the CEO Employment Agreement at or before the Closing;

(k)	Pubco and Dr. Eli Orr having entered into the CTO Employment Agreement at or before the Closing;

(l)	The Executive having delivered to Pubco a "medallion guaranteed" Stock Power of Attorney in respect of the Vesting Shares; and

(m)	The parties hereto having received all consents, approvals and authorizations, and taken any and all corporate action, necessary to consummate the Sale Transactions.

Part 7: IP Representations of the Vendor

22.	The Vendor represents and warrants to Pubco the following (the "IP Representations"):

(a)

The Vendor has or on the Closing shall have the full power and authority to transfer or cause to be transferred the Intellectual Property Assets to Pubco, free and clear of any material charges, encumbrances, liens or claims;

(b)

The Vendor has all property rights and interest in the Intellectual Property Assets and holds all interests in all aspects of the Intellectual Property Assets and the intellectual property involved, and the Intellectual Property Assets do not infringe upon the intellectual rights of any other party in such manner as to materially and adversely affect the business of Pubco; and

	(c)	The Intellectual Property Assets are all the intellectual property held or owned or controlled by the Vendor relating to the Technology.

Part 8: Representations of Pubco

23.	Pubco hereby represents and warrants to the Vendor and the Executive that, as of the date hereof and as of the Closing:

(a)

Following the contemplated 20-for-1 forward split of its stock and the issuance of all units to the Financiers in connection with the Financing, Pubco’s fully diluted capital stock shall be as set forth in Section 5 hereof. Other than as set forth in Section 5 hereof, there are no outstanding options, warrants, rights or agreements, orally or in writing, to purchase or acquire from Pubco any capital stock, or any securities or rights convertible into or exchangeable for capital stock of Pubco;

(b)

All common shares to be issued to the Vendor and the Executive shall, when issued in accordance with the provisions of this Agreement, be validly authorized, duly issued, fully paid and non-assessable;

(c)

Pubco has timely filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. As of the time it was filed with the SEC and none of such documents and reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Pubco: (a) is compliant with all listing requirements of the Market; and (b) has received no communication from the SEC or the Market regarding their intention to suspend or de-list Pubco’s common shares from the Market; and Pubco is not aware of any events or circumstances that may bring to any of the events listed in (a) or (b) above;

(d)

Pubco does not have any obligations or liabilities of any type or nature whatsoever, contingent or otherwise, known or unknown, except for professional fees incurred by Pubco in connection with the Sale Transactions, which fees shall not exceed $50,000; and

(e)

Pubco has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance by Pubco of this Agreement have been duly authorized by all necessary action, corporate and otherwise, on the part of Pubco. This Agreement constitutes the legal, valid and binding obligation of Pubco, enforceable against it in accordance with its terms. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Pubco in connection with the Sale Transactions, except for filings pursuant to the Securities Act of 1933 (Unites States), as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws, which have been made or shall be made prior to the Closing.

Part 9: Pre and Post Closing Covenants

24.	The parties hereby covenant as follows:

	(a)	Until the Closing, the Vendor shall conduct the business concerning the Intellectual Property Assets (the "Business") in the same manner such Business was conducted to date; and

(b)

The Vendor acknowledges that Pubco shall be required to provide substantial disclosure about the Business and its management to the SEC, and it agrees to fully co-operate to provide in a timely manner such information and disclosure about the Intellectual Property Assets and Business as Pubco’s legal counsel and auditors may reasonably request in order to comply with such legal requirements.

Part 10: Binding Agreement

25.

Upon acceptance of the terms of this Agreement by all of the parties hereto, the terms of this Agreement shall be a legally valid and binding agreement. For further certainty, this Agreement sets out the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements and understandings regarding such subject matter.

26.	Upon the execution of this Agreement by both the Vendor and the Executive, Pubco shall pay to the Executive the amount of $10,000, which shall be used by the Executive and the

Vendor primarily for the purpose of exploring potential sites for the operation of Pubco's business after the Closing. At the Closing, Pubco shall cover the reasonable out of pocket expenses (but expressly excluding any personal or corporate income tax) incurred by the Vendor and the Executive in connection with the Sale Transactions.

Part 11: General

27.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

28.

Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same shall be referred to a single arbitrator who is a member of the American Arbitration Association whose identity shall be acceptable to both parties, and the determination of such arbitrator shall be final and binding upon the parties. The Arbitration shall be conducted in compliance with the rules of the American Arbitration Association and shall take place in New York, New York.

29.	All dollar references herein are to United States dollars.

30.	Time shall be of the essence hereof.

31.	This Agreement may be executed in several counterparts and by facsimile, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

[Intentionally left blank; Signature Page follows]

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

SMARTEC HOLDINGS INC.

Per: /s/ Yapp Moi Lee
        Authorized Signatory

AGREED TO AND ACCEPTED THIS 10th DAY OF JANUARY, 2008.

INDIGOLEAF ASSOCIATES LTD.

Per: /s/ Elisha Orr
        Authorized Signatory

SIGNED, SEALED and DELIVERED by	)
DR. AMNON GONENNE in the presence	)
of:	)
)
/s/ Dr. Raphael Yahel	)
Signature	)	/s/ Dr. Amnon Gonenne
Dr. Raphael Yahel	)	DR. AMNON GONENNE
Print Name	)
50 Burla Str	)
Address	)
Tel-Aviv, Israel	)
)
Scientist	)
Occupation

SCHEDULE "A"

Intellectual Property Assets

The Intellectual Property Assets sold and transferred to Pubco hereunder shall include:

(1)

All laboratory records relating to Intellectual Property Assets, from any person or persons, including, but not limited to, laboratory notebooks, supporting materials, all experiments including protocols and testing results, and all other scientific and related notes and records.

(2)	All laboratory records as described in Item (1) above, data, descriptions and materials, whether in written, audio, audio visual, CD, or any other medium relating to Intellectual Property Assets.

(3)	All developed or otherwise derived antibodies, all relevant knowhow to create such antibodies, any hybridomas, any other derivations, in whatever format relating to Intellectual Property Assets.

(4)	All storage and related equipment owned containing any items described in Item (3) above.

(5)

A record, in whatever form, listing or describing, in detail, approximately 5,000 "hybridoma libraries", which produce antibodies to any and all cancers, or other disease states, human or animal, including but not limited to, melanoma, ovarian carcinoma and prostate carcinoma.

(6)	Specific developments, documented or otherwise, pertaining to "cancer-specific Mabs" including:

	(A)	A hybridoma (Mel 260) producing specific anti-melanoma antibody that is universal to all melanomas tested to date.

	(B)	Two screened hybridomas producing antibodies specific to prostate carcinoma.

	(C)	Two screened hybridomas producing antibodies specific to ovarian carcinomas.

(7)

Any and all test data, results, clinical outcomes, in-vitro or otherwise, resulting from data or results obtained in Item (6) above, or any other results obtained from Intellectual Property Assets. This, to specifically include results obtained from the use of the antibodies described above for screening (OVCA) and histopathology of clinical specimens (skin and ocular melanoma).